Exhibit 23.5

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

January 27, 2020

Ovintiv Inc.

370 – 17th Street, Suite 1700

Denver, Colorado 80202

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (File Nos. 333-231248, 333-188758, 333-140856, 333-124218 and 333-85598) of Ovintiv Inc. (the “Registration Statements”) of references to our firm and to the opinion as mentioned below regarding our independent evaluation of estimates provided by Newfield Exploration Mid-Continent Inc. (“Newfield”) of the net proved oil, condensate, natural gas liquids, and gas reserves, as of December 31, 2018, of certain selected properties in which Newfield has represented it holds an interest, contained in the Current Report on Form 8-K of Encana Corporation filed with the Securities and Exchange Commission on February 28, 2019 (the “Form 8-K”), as well as in the notes to the consolidated financial statements of Newfield Exploration Company incorporated by reference therein. The opinion is contained in our report of third party dated January 28, 2019, with respect to the reserves estimates as of December 31, 2018. We further consent to the incorporation by reference in the Registration Statements of our report of third party dated January 28, 2019, included as Exhibit 99.6 to the Form 8-K.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716